University General Health System to Present at 5th Annual LD MICRO Growth Conference in Los Angeles on December 5, 2012

HOUSTON, TX -- (Marketwire - November 27, 2012) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health delivery system, today announced that it will be presenting at the 5th Annual LD MICRO Micro-Cap Growth Conference on December 5, 2012. Over 130 small- and micro-cap companies will present at the conference, which is expected to attract over 600 institutional portfolio managers, research analysts and other investors.

The conference is being held at the Luxe Sunset Boulevard Hotel, which is located at 11461 Sunset Blvd. in Los Angeles, California.

The presentation by Donald Sapaugh, President and Michael Griffin, Chief Financial Officer of University General Health System, is scheduled for 2:00 p.m. PST (5:00 p.m. EST) on Wednesday, December 5, 2012.

About LD MICRO

LD MICRO is a by-invitation-only newsletter firm that focuses on finding undervalued companies in the micro-cap space. Since 2002, the firm has published an annual list of recommended stocks, as well as comprehensive reports on select companies throughout the year. The firm also hosts the LD MICRO Micro-Cap Growth Conference for institutional investors in December of each year. LD MICRO concentrates on finding, researching and investing in companies that are overlooked by most institutional investors. It is a non-registered investment advisor. For more information, please contact 408-457-1042 or visit www.ldmicro.com.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, a sleep clinic, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

For additional information, please contact:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Craig Allison
Investor Relations
(914) 630-7429
callison@ughs.net